Exhibit 10.9
NOTICE OF GRANT OF NONQUALIFIED STOCK OPTION AWARD
PPG INDUSTRIES, INC.
AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN
FOR GOOD AND VALUABLE CONSIDERATION, PPG Industries, Inc. (the “Company”) hereby grants, pursuant to the provisions of the Company’s Amended and Restated Omnibus Incentive Plan, as amended from time to time (the “Plan”), to the Optionee designated in this Notice of Grant of Nonqualified Stock Option Award (the “Notice”) an option (the “Option”) to purchase the number of shares of the Common Stock of the Company set forth in the Notice (the “Shares”), subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Nonqualified Stock Option Award (collectively, the “Agreement”).

Optionee:	#Participant Name#
Date of Grant:	#GrantDate#
Number of Shares Granted:	#QuantityGranted#
Exercise Price Per Share:	$#GrantPrice#
Vesting Date:
#VestDate_1#
In order to vest in any portion of the Option, the Optionee must be continuously employed by the Company or its Subsidiaries, in good standing (as determined by the Company in its sole discretion), from the Date of Grant through and including the applicable vesting date, except as otherwise expressly provided for in the Agreement.

Expiration Date:	#ExpirationDate#
Option Term:
Except as otherwise provided in the Plan, the Option may be exercised during the period beginning on the Vesting Date (as set forth above) and ending inclusive on the Expiration Date (as set forth above). Upon an Optionee’s termination of employment, exercise of the Option shall be subject to the provisions described in paragraph 7 of the Terms and Conditions.

PPG Industries, Inc.

/s/ Robert Massy
By: Robert Massy, Senior Vice President and Chief Human Resources Officer

The purpose of this Agreement is to evidence the grant by the Company to the Optionee of an Option pursuant to the PPG Industries, Inc. Amended and Restated Omnibus Incentive Plan, as amended from time to time (the “Plan”). The Notice of Grant of Nonqualified Stock Option Award to which these Terms and Conditions are attached (the “Notice”) and these Terms and Conditions are collectively referred to as the “Agreement”.

1. Incorporation by Reference; No Right to Continued Employment. The capitalized terms used and not otherwise defined in the Notice and these Terms and Conditions shall have the meanings set forth in the Plan, the text of which is set forth in the Prospectus dated August 1, 2016, concerning the Plan. The Plan is incorporated herein by reference. Nothing contained in the Plan or this Agreement shall give the Optionee the right to be retained in the employment of the Company or any Subsidiary or affect the right of any such employer to terminate the Optionee’s employment.

2. Grant. The Company hereby grants to the Optionee the right and option to purchase the number of shares of the Common Stock of the Company set forth in the Notice, on the terms and conditions herein set forth or incorporated by reference.

3. Exercise Price. Subject to adjustment as provided in Section 11.07 of the Plan, the Exercise Price of the shares subject to the Option is set forth in the Notice, which is the Fair Market Value of a share of Common Stock on the Date of Grant.

4. Option Term. Except as otherwise set forth in the Plan or this Agreement, the Option may be exercised as to any or all shares subject to the Option, at any time or from time-to-time, during the period beginning on the Vesting Date (as defined in the Notice) and ending on the Expiration Date (as defined in the Notice), subject to earlier termination as provided herein.

5. Exercise of Option.

(1)The Option may be exercised by the Optionee giving written notice (in such form as may be approved by the Committee) to the Company specifying the number of shares to be purchased. Notwithstanding the other provisions of this Agreement, no Option exercise or issuance of shares of Common Stock pursuant to this Agreement shall be effective if (i) the shares reserved under the Plan are not subject to an effective registration statement at the time of such exercise or issuance, or otherwise eligible for an exemption from registration, or (ii) the Company determines in good faith that such exercise or issuance would violate any applicable Company policy or any securities or other law or regulation. By accepting this Option, the Optionee agrees not to sell any of the shares of Common Stock received under this Option at a time when the applicable laws or Company policies prohibit a sale. Without limiting the foregoing, Optionee’s sale of Shares may be subject to any closed trading windows that may be imposed by the Company and must comply with the Company’s insider trading policies (as may be amended from time to time by the Company in its sole discretion) and any other applicable securities laws. The Company’s insider trading policy may prohibit Optionee from buying or selling Shares.

1.Unless otherwise determined by the Committee, the Exercise Price of an Option may be paid either (i) by delivery to the Company on the date of exercise (or on such later date as the Senior Vice President and Chief Human Resources Officer or his or her successor may permit) of cash or a check in an amount equal to the Exercise Price, (ii) except for any portion of the Exercise Price which cannot be paid in whole shares which portion will be paid in cash, by delivery to the Company on the next business day following the date of exercise (or on such later date as the Senior Vice President and Chief Human Resources Officer or his or her successor may permit) of certification of ownership of shares of Common Stock with a Fair Market Value on the date of exercise equal to the Exercise Price (such transaction hereinafter referred to as a “Stock Swap”), (iii) by such methods in accordance with such procedures as may be authorized or permitted by the Committee from time to time (e.g., a cashless exercise program) or (iv) by a combination of (i), (ii) and (iii), in the discretion of the Optionee.

1.Shares used by an Optionee to initiate a Stock Swap may only be shares owned in the following ways:

(1)In the Optionee’s name (including shares of restricted stock issued pursuant to an award to the Optionee); or

1.In the Optionee and the Optionee’s spouse’s name; or

1.In a street account, provided that ownership is certified by the broker as being in the Optionee or in the Optionee and spouse; or

1.In a revocable trust in the Optionee’s name, provided that beneficial ownership is certified by the trustee as being in the Optionee or in the Optionee and spouse.

(1)As soon as practicable after receipt by the Company of the required notice and payment in full of the Exercise Price (as well as any applicable Tax-Related Items as defined in paragraph 6) for the shares purchased, a certificate or certificates representing the shares to be acquired by the Optionee shall be issued to the Optionee; provided that any certificate(s) for the shares purchased may be retained by the Company or its stock transfer agent or kept in a book-entry account by its stock transfer agent or may have such restrictive legends imprinted thereon prohibiting the transfer of such certificate(s) for such period as may be prescribed by the Committee. Subject to the foregoing, the Optionee shall have the rights of a shareholder with respect to such shares on the date the shares are delivered to the Optionee.

1.The date of exercise shall be the date the required notice is received by the Company; provided, however, that if payment in full is not received by the Company as described herein or as otherwise permitted by the Committee; such notice shall be deemed not to have been received.

1.If the Optionee is located outside of the United States, the Option may be exercised in the name of the Optionee through a stockbroker or bank appointed by the Optionee. In these circumstances, the Senior Vice President and Chief Human Resources Officer of the Company or his designee and the Optionee will agree upon the procedure to be followed for the exercise of the Option, as well as any other procedures concerning the shares of the Company.

1.Except as otherwise determined by the Company in its sole discretion, if, on the immediately preceding business day prior to the Expiration Date, any portion of the Option is vested and exercisable, then such portion shall be automatically exercised upon the market close on such preceding business day. Such exercise shall be carried out pursuant to the procedures implemented by the Company in its sole discretion (including the method of tax withholding). Such exercise shall be carried out only if the Exercise Price Per Share of such Option is lower than the per share price of the Common Stock upon such market close. The Optionee agrees that such exercise is provided solely as a convenience to the Optionee. Because any exercise of all or any portion of the Option is solely the Optionee’s responsibility, the Optionee waives and releases and agrees to indemnify and hold the Company and its affiliates harmless from and against any and all claims of any kind whatsoever relating to such exercise (or any failure thereof).

6. Responsibility for Taxes. Regardless of any action the Company and/or the Subsidiary employing the Optionee (the “Employer”) take with respect to any or all income tax (including U.S. federal, state, and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to Optionee’s participation in the Plan and legally applicable to Optionee or deemed by the Company or the Employer to be an appropriate charge to the Optionee (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Optionee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Optionee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting and exercise of the Option, the conversion of the Option into shares, the subsequent sale of any shares acquired pursuant to the Option and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Optionee has become subject to tax in more than one jurisdiction, the Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax-withholding event, as applicable, the Optionee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company and/or the Employer, or their respective agents, to satisfy the Tax-Related Items obligation by withholding otherwise deliverable shares of Common Stock. In addition, the Optionee authorizes the Company and/or the Employer, in their sole discretion and pursuant to such procedures as the

Company may specify from time to time, to withhold any Tax-Related Items by one or more of the following means: (i) withholding from the proceeds of the sale of shares of Common Stock acquired upon the exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization); and /or (ii) withholding from any wages or other cash compensation paid to the Optionee by the Company and/or the Employer. The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in the Optionee's jurisdiction(s). In the event of over-withholding, the Optionee may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Common Stock or if not refunded, the Optionee may seek a refund from the local tax authorities. In the event of under-withholding, the Optionee may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding a number of shares as described herein, the Optionee shall be deemed, for tax purposes only, to have been issued the full number of shares of Common Stock subject to the exercised portion of the Option, notwithstanding that a number of shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Option. The Optionee shall pay to the Company and/or the Employer any amount of Tax-Related Items that is required to be withheld or accounted for in connection with the Option that cannot be satisfied by the means previously described. The Company may refuse to deliver to the Optionee any shares of Common Stock pursuant to the Option if the Optionee fails to comply with his or her obligations in connection with the Tax-Related Items.

7. Termination of Option. Unless the Committee shall determine otherwise, the Option shall immediately expire and will no longer be exercisable at the time the Optionee ceases to be employed by the Company or a Subsidiary. The preceding sentence notwithstanding:

(1)Retirement; Job Elimination; Divestitures. If the Optionee’s employment with the Company terminates prior to the Expiration Date, but on or after the first anniversary of the Date of Grant, because of retirement or job elimination, including termination of employment by the Company due to a divestiture, each as determined in the Committee’s sole discretion, the Option will not immediately expire, and will become exercisable in full on the Vesting Date (or, if after retirement but prior to the Vesting Date, on the Optionee’s death), as if the Optionee’s employment continued through the Vesting Date, and will remain exercisable through the Expiration Date; and

1.Long-Term Disability; Death. If the Optionee’s employment with the Company terminates prior to the Expiration Date, but on or after the first anniversary of the Date of Grant, because of long-term disability (as determined in the Committee’s sole discretion) or death, the Option will not immediately expire, and will become exercisable in full upon such termination, and will remain exercisable through the Expiration Date.

8. Forfeiture. Notwithstanding any other provisions herein, the Optionee, by execution of this Agreement, agrees and acknowledges that in return for the Option granted by the Company herein; the following continuing conditions shall apply:

(1)If at any time within (i) the term of this Option or (ii) within one (1) year after the Optionee exercises any part of this Option, whichever is latest, the Optionee engages in any activity in competition with any activity of the Company or any of its Subsidiaries, or contrary or harmful to the interests of the Company or any of its Subsidiaries, including, but not limited to: (A) conduct related to the Optionee’s employment for which either criminal or civil penalties against the Optionee may be sought, (B) violation of Company (or Subsidiary) Business Conduct Policies, Code of Ethics or, in each case, a similar policy, (C) accepting employment with or serving as a consultant, advisor or in any other capacity to an employer that is in competition with or acting against the interests of the Company or any of its Subsidiaries, including employing or recruiting any present, former or future employee of the Company or any of its Subsidiaries, (D) disclosing or misusing any confidential information or material concerning the Company or any of its Subsidiaries, or (E) participating in a hostile takeover attempt, then (1) this Option shall terminate effective as of the date on which the Optionee enters into such activity, unless terminated sooner by operation of another term or condition of this Agreement or the Plan, and (2) any “Option Gain” realized by the Optionee from exercising all or any portion of this Option within one (1) year prior to the Optionee entering into such activity shall be paid by the Optionee to the Company. “Option Gain” shall mean the gain represented by the Fair Market Value of the shares of Common Stock on the date of exercise over the Exercise Price, multiplied by the number of shares purchased, without regard to any subsequent market price decrease or increase.

1.By accepting this Agreement, the Optionee consents to a deduction from any amounts the Company or any of its Subsidiaries owes the Optionee from time to time (including amounts owed to the Optionee as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to the Optionee by the Company or any of its Subsidiaries), to the extent of the amounts owed to the Company by the Optionee under paragraph 8(a) above. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Optionee owes it, calculated as set forth above, the Optionee agrees to pay immediately the unpaid balance to the Company.

1.The Optionee may be released from the Optionee’s obligations under paragraphs 8(a) and 8(b) above only if the Committee (or its duly appointed agent) determines, in its sole discretion, that such action is in the best interests of the Company.

9. Acceleration of Vesting. In the event that, during the Change in Control Period (as hereinafter defined), the Optionee is subject to an Involuntary Termination (as hereinafter defined), then the Option shall become fully vested and immediately exercisable as of such date. If the Optionee is a party to a Change in Control

Employment Agreement with the Company (a “Change in Control Agreement”), “Change in Control Period” for purposes of this Agreement shall have the meaning ascribed to the term “Employment Period,” as defined in the Change in Control Agreement, and if the Optionee is not a party to a Change in Control Agreement, the term shall mean the period commencing on the date of a Change in Control (as defined in the Plan) and ending on the earlier of the Optionee’s date of Retirement and the third anniversary of the effective date of the Change in Control. “Retirement” for purposes of this paragraph 9 shall mean the Optionee’s termination of employment on or after (i) with respect to a participant in a tax-qualified defined benefit pension plan sponsored by PPG, an Optionee’s “normal retirement date” as defined in such pension plan, (ii) with respect to any Optionee that the Company may subject to compulsory retirement under the Age Discrimination in Employment Act (29 U.S.C. § 621 et. seq.) (ADEA) as a “bona fide executive or a high policy maker,” such Optionee’s “normal retirement date,” (iii) with respect to a participant in the PPG
Industries Defined Contribution Retirement Plan, the Optionee’s Social Security normal retirement date, provided that such termination is voluntary, or, (iv) with respect to a participant for whom the provisions in (i) through (iii) are not applicable, the Optionee’s attainment of age sixty-five (65), provided the termination is voluntary.

“Involuntary Termination” for purposes of this Agreement shall mean, if the Optionee is a party to a Change in Control Agreement, a termination of the Optionee’s employment that gives rise to payments and benefits under Section 6 of the Change in Control Agreement, and if the Optionee is not a party to a Change in Control Agreement, shall mean a termination by the Company for any reason other than Cause, death or Disability (as the terms are hereinafter defined). “Cause” for purposes of an Optionee who is not a party to a Change in Control Agreement shall have the same meaning as that term is defined in the Optionee’s offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means, as determined by the Committee in good faith: (i) engaging in any act, or failing to act, or misconduct that is injurious to the Company or its Subsidiaries; (ii) gross negligence or willful misconduct in connection with the performance of duties; (iii) conviction of (or entering a plea of guilty or nolo contendere to) a criminal offense (other than a minor traffic offense); (iv) fraud, embezzlement or misappropriation of funds or property of the Company or a Subsidiary; (v) breach of any material term of any agreement between the Optionee and the Company or a Subsidiary relating to employment, consulting or other services, confidentiality, intellectual property or non-competition; (vi) the entry of an order duly issued by any regulatory agency (including federal, state and local regulatory agencies and self-regulatory bodies) having jurisdiction over the Company or a Subsidiary requiring the removal from any office held by the Optionee with the Company or prohibiting or materially limiting the Optionee from participating in the business or affairs of the Company or any Subsidiary. “Disability” for purposes of this Agreement shall mean disability which, after the expiration of more than 52 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers.

10. Nontransferability. The Option is not transferable by the Optionee except by will or the laws of descent and distribution, and may not be assigned, hypothecated or otherwise pledged and shall not be subject to execution, attachment or similar process.

Further, the Option shall be exercisable during the Optionee's lifetime only by the Optionee personally (or the Optionee’s personal representative). Upon any attempt to effect any such disposition, or upon the levy of any such process, the Option shall immediately become null and void and the Option shall be forfeited. The Optionee’s Beneficiary may exercise the Optionee’s rights to the extent they are exercisable under the Plan following the death of the Optionee.

11. Irrevocability. The rights and Option granted hereby may not be rescinded, modified, canceled or otherwise affected by the Company, except as provided herein (whether expressly or by incorporation by reference), without the written consent of the Optionee, except to the extent doing so would not be materially adverse to the Optionee.

12. Choice of Law; Entire Agreement; Venue. The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to any choice of law principles. The Notice, these Terms and Conditions, the Plan, the Change in Control Agreement, and any offer letter and/or employment agreement referenced herein, contain all terms and conditions with respect to the subject matter hereof.

For purposes of litigating any dispute that arises under the Option or this Agreement, the parties hereby submit to and consent to the jurisdiction of the Commonwealth of Pennsylvania, and agree that such litigation shall be conducted in the courts of Allegheny County, Pennsylvania, or other federal courts for the United States for the Western District of Pennsylvania, where this Option grant is made and/or to be performed, and no other courts. The parties agree that, if suit is filed in Allegheny County courts, application will be made by one or both parties, without objection, to have the case heard in the Center for Commercial and Complex Litigation of the Court of Common Pleas of Allegheny County.

13. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, that provision will be enforced to the maximum extent permissible and the legality, validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14. Waiver. The Optionee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

15. Notices. All notices provided for herein shall be in writing and, if to the Company, shall be delivered to the Treasurer of the Company or mailed to its principal office, One PPG Place, Pittsburgh, Pennsylvania 15272, addressed to the attention of the Treasurer, and, if to the Optionee, shall be delivered personally or mailed to the Optionee at the address appearing in the payroll records of the Company or a Subsidiary. Such addresses may be changed at any time by written notice to the other party.

16. Prospectus. By execution of this Agreement, the Optionee acknowledges receipt of the Prospectus dated August 1, 2016, concerning the Plan. The Optionee also acknowledges that the tax information reviewed in the Prospectus relates to United States tax laws and, if the Optionee is not a U.S. taxpayer, not to the tax laws of Optionee’s country and should not be relied upon by the Optionee. The Optionee should consult his or her personal tax advisor to obtain advice concerning the tax consequences of the Option as they apply to the Optionee.

17. Further Assurances. The Optionee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements, which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Notice, these Terms and Conditions and the Plan.

18. Nature of Grant. If the Optionee is located outside of the United States, in accepting the grant, the Optionee acknowledges, understands and agrees that:

(1) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement; (2) the grant of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted in the past; (3) all decisions with respect to future Option grants, if any, will be at the sole discretion of the Company; (4) the Optionee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Optionee’s employment relationship at any time with or without cause; (5) the Optionee is voluntarily participating in the Plan; (6) the Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of the Optionee’s employment contract, if any; (7) the Option, the underlying shares of Common Stock, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary; (8) in the event that the Optionee is not an employee of the Company, the Option grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Option grant will not be interpreted to form an employment contract with the Employer or any Subsidiary of the Company; (9) the future value of the underlying shares is unknown, indeterminable and cannot be predicted with certainty; (10) if the underlying shares do not increase in value, the Option will have no value; (11) if the Optionee exercises the Option and obtains shares, the value of those shares acquired upon exercise may increase or decrease in value, even below the Exercise Price; (12) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of the Optionee’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any); (13) for purposes of the Option, the Optionee’s employment or service relationship will be considered terminated as of the date the Optionee is no longer actively providing services to the Company or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, (i) the Optionee’s right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Optionee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any); and (ii) the period (if any) during which the Optionee may exercise the Option after such termination of the Optionee’s employment or service relationship will commence on the date the Optionee ceases to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any; the Committee shall have the exclusive discretion to determine when the Optionee is no longer actively providing services for purposes of the Option grant (including whether the Optionee may still be considered to be providing services while on a leave of absence); (14) unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; (15) unless otherwise agreed with the Company, the Option, the underlying shares of Common Stock, and the income and value of same, are not granted as consideration for, or in connection with, the service the Optionee may provide as a director of any Subsidiary; (16) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan or acquisition or sale of the underlying shares of Common Stock; and (17) neither the Company, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Optionee pursuant to the exercise of the Option or the subsequent sale of any shares of Common Stock acquired upon exercise.

19. Data Privacy. If the Optionee is located outside of the United States:

Data Privacy Consent. By electing to participate in the Plan via the Company’s online acceptance procedure, the Optionee is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Personal Data (as defined below) by the Company and the transfer of Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from a European (or other) data protection law perspective, for the purposes described herein.

Declaration of Consent. The Optionee understands that he or she needs to review the following information about the processing of his or her personal data by or on behalf of the Company, the Employer and/or any Subsidiary as described in the Agreement and any other Plan materials (the “Personal Data”) and declare his or her consent. As regards the processing of the Optionee’s Personal Data in connection with the Plan and this Agreement, the Optionee understands that the Company is the controller of his or her Personal Data.

Data Processing and Legal Basis. The Company collects, uses and otherwise processes Personal Data about the Optionee for the purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. The Optionee understands that this Personal Data may include, without limitation, his or her name, home address and telephone number, email address, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of stock or equivalent benefits awarded, cancelled, exercised, vested, unvested or outstanding in the Optionee’s favor. The legal basis for the processing of the Optionee’s Personal Data, where required, will be his or her consent.

Stock Plan Administration Service Providers. The Optionee understands that the Company transfers his or her Personal Data, or parts thereof, to Fidelity Stock Plan Services, LLC (and its affiliated companies), an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Optionee’s Personal Data with such different service provider that serves the Company in a similar manner. The Optionee understands and acknowledges that the Company’s service provider will open an account for him or her to receive and trade shares of Common Stock acquired under the Plan and that he or she will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of the Optionee’s ability to participate in the Plan.

International Data Transfers. The Optionee understands that the Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as Fidelity Stock Plan Services, LLC, are based in the United States. The Optionee understands and acknowledges that his or her country may have enacted data privacy laws that are different from the laws of the United States. The Company’s legal basis for the transfer of the Optionee’s Personal Data is his or her consent.

Data Retention. The Optionee understands that the Company will use his or her Personal Data only as long as is necessary to implement, administer and manage his or her participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. In the latter case, the Optionee understands and acknowledges that the Company’s legal basis for the processing of his or her Personal Data would be compliance with the relevant laws or regulations. When the Company no longer needs the Optionee’s Personal Data for any of the above purposes, the Optionee understands the Company will remove it from its systems.

Voluntariness and Consequences of Denial/Withdrawal of Consent. The Optionee understands that his or her participation in the Plan and his or her consent is purely voluntary. The Optionee may deny or later withdraw his or her consent at any time, with future effect and for any or no reason. If the Optionee denies or later withdraws his or her consent, the Company can no longer offer the Optionee participation in the Plan or offer other equity awards to the Optionee or administer or maintain such awards and the Optionee would no longer be able to participate in the Plan. The Optionee further understands that denial or withdrawal of his or her consent would not affect his or her status or salary as an employee or his or her career and that the Optionee would merely forfeit the opportunities associated with the Plan.

Data Subject Rights. The Optionee understands that data subject rights regarding the processing of Personal Data vary depending on the applicable law and that, depending on where the Optionee is based and subject to the conditions set out in the applicable law, the Optionee may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about him or her and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about him or her that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, processed based on withdrawn consent, processed for legitimate interests that, in the context of his or her objection, do not prove to be compelling, or processed in non-compliance with applicable legal requirements, (iv) request the Company to restrict the processing of his or her Personal Data in certain situations where the Optionee feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of the Optionee’s Personal Data that he or she has actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or his or her employment and is carried out by automated means. In case of concerns, the Optionee understands that he or she may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, the Optionee’s rights, the Optionee understands that he or she should contact his or her local human resources representative.

20. Nonqualified Status. This Option shall, under no circumstances, be treated as an incentive stock option under Section 422 of the Code.

21. Capitalization Adjustments. The number of shares of Common Stock subject to the Option is subject to adjustment as provided in Section 11.07(a) of the Plan. The Optionee shall be notified of such adjustment and such adjustment shall be binding upon the Company and the Optionee.

22. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Optionee’s consent to participate in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

23. Code Section 409A. It is the intent that the grant, vesting and/or exercise of the Option set forth in this Agreement shall be exempt from the requirements of Section 409A of the Code, and any ambiguities herein will be interpreted to so comply. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all grants, vesting and exercises provided under this Agreement are made in a manner that is exempt from Section 409A of the Code; provided, however, that the Company makes no representation that the Option provided under this Agreement will be exempt from and/or comply with Section 409A of the Code.

24. Language. By electing to accept this Option, the Optionee acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English so as to allow the Optionee, to understand the terms and conditions of this Agreement. Further, if the Optionee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

25. Insider Trading Restrictions/Market Abuse Laws. The Optionee may be subject to insider trading restrictions and/or market abuse laws, based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions including the United States and the Optionee’s country or his or her broker’s country, if different, which may affect his or her ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to such shares (e.g., Options), or rights linked to the value of shares of Common Stock (e.g., phantom awards, futures) during such times as the Optionee is considered to have “inside information” regarding the Company (as defined by any applicable laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Optionee placed before he or she possessed inside information. Furthermore, the Optionee could be prohibited from (i) disclosing the inside information to any third party which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy and under United States law. The Optionee is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.

26. Foreign Asset/Account Reporting Requirements; Exchange Controls. The Optionee acknowledges that his or her country may have certain foreign asset and/or account reporting requirements and/or exchange controls that may affect his or her ability to acquire or hold shares of Common Stock or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside the Optionee’s country. The Optionee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Optionee also may be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Optionee acknowledges that it is his or her responsibility to be compliant with such regulations, and the Optionee should consult his or her personal legal advisor for any details.

27. Appendix. Notwithstanding any provision herein, the Optionee’s participation in the Plan shall be subject to any additional terms and conditions as set forth in the Appendix for the Optionee’s country of residence, if any. Moreover, if the Optionee relocates to another country, the special terms and conditions for such country will apply to the Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

28. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Optionee’s participation in the Plan, on the Option and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

29. Compensation Recovery Policy. This Option and any proceeds, gains or other economic benefit received by the Participant from a subsequent sale of Shares issued under this Option shall be subject to the Company’s Compensation Recovery Policy in effect as of the date hereof, as may be amended from time to time to comply with applicable laws (the “Compensation Recovery Policy”). The Participant acknowledges and agrees that no recovery or other action related to this Option pursuant to the Compensation Recovery Policy shall constitute an event that triggers or contributes to any right Participant may have to resign for “good reason” or “constructive termination” (or similar term) under any compensatory arrangement with the Company or any of its Subsidiaries. The Participant acknowledges and agrees that the Participant’s acceptance of this Option shall be deemed to constitute the Participant’s acknowledgement of and consent to the Company’s application, implementation and enforcement of the Compensation Recovery Policy

By accepting below, the Optionee agrees that this Option is granted under and governed by the terms and conditions of the Plan and this Agreement.

PPG Industries, Inc.

/s/ Robert Massy
By: Robert Massy, Senior Vice President and Chief Human Resources Officer

If I am subject to the PPG Stock Ownership Requirement Policy, I authorize PPG’s stock plan administrator to follow PPG’s instructions, including but not limited to, instructions to not accept my orders to transact in company stock received upon vesting of this award that are subject to restriction on sale or transfer imposed by PPG in the event that I do not meet the required stock ownership level under PPG’s Stock Ownership Requirement Policy, including instructions to not allow shares of company stock received upon vesting of this award to be transferred out of my account with PPG’s stock plan administrator. I acknowledge and agree that execution of my orders to transact in or to transfer shares of company stock received upon vesting of this award may be delayed or never occur.

Fidelity Stock Plan Services, LLC, provides recordkeeping and/or administrative services to your company’s equity compensation plan, in addition to any services provided directly to the plan by your company or its service providers.

APPENDIX
PPG INDUSTRIES, INC.
TERMS AND CONDITIONS OF NONQUALIFIED STOCK OPTION AWARD
(NON-U.S. LOCATIONS)

This Appendix includes special terms and conditions that govern the Award granted to the Optionee if the Optionee resides in one of the countries listed herein.

If the Optionee is a citizen or resident of another country, transfers employment and/or residency to another country after the Date of Grant, or is considered a resident of another country for local law purposes, the Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply to the Optionee.

This Appendix may also include information regarding exchange controls and certain other issues of which the Optionee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of November 2023. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Optionee not rely on the information noted herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time the Optionee exercises the Option or when the Optionee sells shares of Common Stock acquired under the Plan.

In addition, the information is general in nature and may not apply to the Optionee’s particular situation, and the Company is not in a position to assure him or her of any particular result. Accordingly, the Optionee should seek appropriate professional advice as to how the relevant laws in the Optionee’s country apply to his or her specific situation.

If the Optionee is a citizen or resident of another country, transfers employment and/or residency to another country after the Date of Grant, or is considered a resident of another country for local law purposes, the information contained in this Appendix may not be applicable to him or her.

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement (of which this Appendix is a part) and the Plan.

Finland

There are no country-specific provisions.

France

Award Not Tax-Qualified. The Options granted under this Agreement are not intended to qualify for specific tax and social security treatment pursuant to Sections L. 225-177 to L.
225-186-1 and Sections L. 22-10-56 and L. 22-10.58 of the French Commercial Code, as amended.

Language Consent. By clicking on the “I accept” button or by signing and returning this document providing for the terms and conditions of the grant, the Optionee confirms having read and understood the documents relating to this grant (the Plan and this Agreement) which were provided to the Optionee in the English language. The Optionee accepts the terms of these documents accordingly.

En cliquant sur le bouton “J’accepte” ou en signant et renvoyant le présent document décrivant les termes et conditions de cette attribution, le Bénéficiaire de l’option confirme avoir lu et compris les documents relatifs à cette attribution (le Plan et ce Contrat) qui ont été communiqués au Bénéficiaire de l’option en langue anglaise. Le Bénéficiaire de l’option en accepte les termes en connaissance de cause.

Mexico
Labor Law Policy and Acknowledgement. In accepting the Award, the Optionee expressly recognizes that PPG Industries, Inc., with registered offices at One PPG Place, Pittsburgh, Pennsylvania 15272, U.S.A., is solely responsible for the administration of the Plan and that the Optionee’s participation in the Plan and acquisition of shares of Common Stock do not constitute an employment relationship between the Optionee and PPG Industries, Inc. since the Optionee is participating in the Plan on a wholly commercial basis and the Optionee’s sole Employer is PPG INDUSTRIES de MEXICO S.A. de C.V. or Grupo Comex, S.A. de C.V (“PPG-Mexico”). Based on the foregoing, the Optionee expressly recognizes that the Plan and the benefits that the Optionee may derive from participating in the Plan do not establish any rights between the Optionee and the Employer, PPG-Mexico, and do not form part of the employment conditions and/or benefits provided by PPG-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Optionee’s employment.

The Optionee further understands that the Optionee’s participation in the Plan is as a result of a unilateral and discretionary decision of PPG Industries, Inc.; therefore, PPG Industries, Inc. reserves the absolute right to amend and/or discontinue the Optionee’s participation at any time without any liability to the Optionee.

Finally, the Optionee hereby declares that the Optionee does not reserve to the Optionee any action or right to bring any claim against PPG Industries, Inc. for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Optionee therefore grants a full and broad release to PPG Industries, Inc., its affiliates, branches, representation offices, its shareholders, directors, officers, agents or legal representatives with respect to any claim that may arise.

Reconocimiento de Ausencia de Relación Laboral y Declaración de la Política. Aceptando este Premio, el Titular de la Opción reconoce que PPG Industries, Inc. y sus oficinas registradas en One PPG Place, Pittsburgh, Pennsylvania, U.S.A., es el único responsable de la administración del Plan y que la participación del Titular de la Opción en el mismo y la adquisición de Acciones no constituye de ninguna manera una relación laboral entre el Titular de la Opción y PPG Industries, Inc., toda vez que la participación del Titular de la Opción en el Plan deriva únicamente de una relación comercial con PPG Industries, Inc., reconociendo expresamente que el único empleador del Titular de la Opción lo es PPG INDUSTRIES de MEXICO S.A. de C.V. o Grupo Comex, S.A. de C.V (“PPG-Mexico”). Derivado de lo anterior, el Titular de la Opción expresamente reconoce que el Plan y los beneficios que pudieran derivar del mismo no establecen ningún derecho entre el Titular de la Opción y su empleador, PPG-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por PPG-México, y expresamente el Titular de la Opción reconoce que cualquier modificación al Plan o la terminación del mismo de manera alguna podrá ser interpretada como una modificación de los condiciones de trabajo del Titular de la Opción.

Asimismo, el Titular de la Opción entiende que su participación en el Plan es resultado de la decisión unilateral y discrecional de PPG Industries, Inc., por lo tanto, PPG Industries, Inc. se reserva el derecho absoluto para modificar y/o terminar la participación del Titular de la Opción en cualquier momento, sin ninguna responsabilidad para el Titular de la Opción.

Finalmente, el Titular de la Opción manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de PPG Industries, Inc., por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia el Titular de la Opción otorga un amplio y total finiquito a PPG Industries, Inc., sus Entidades Relacionadas, afiliadas, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.

Switzerland
Securities Law Notice. Because this is a private offering in Switzerland, the Option is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Option (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).

United Kingdom
Responsibility for Taxes. The following supplements the Responsibility for Taxes paragraph of the Agreement:

Without limitation to the Responsibility for Taxes paragraph of the Agreement, the Optionee agrees that the Optionee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Optionee also agrees to indemnify and keep indemnified the Company and the Employer against any Tax–Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Optionee’s behalf.

Notwithstanding the foregoing, if the Optionee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In such case, if the amount of any income tax due is not collected from or paid by the Optionee within 90 days of the end of the UK tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to the Optionee on which additional income tax and national insurance contributions (“NICs”) may be payable. The Optionee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Employer for the value of any employee NICs due on this additional benefit, which the Company or the Employer may recover from the Optionee at any time thereafter by any of the means referred to in this Agreement.
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